Exhibit 10.18

CONFIDENTIAL

March 13, 2006

George Richmond

Northport, AL

Dear George,

In light of your many valuable contributions to Walter Industries, Inc. over 29 years of service, and in recognition of your potential future continuing contributions to the Corporation, we hereby amend the terms of your employment as follows:

1.                 Your title is changed to “Chief Executive Officer — Jim Walter Resources.”  You will continue to report to Gregory E. Hyland, Chairman, President and Chief Executive Officer of Walter Industries until the contemplated spin-off of the Corporation’s Water Products Business.  Thereafter, you will report to Mr. Hyland’s successor as Chairman of the Board of Directors.  As Chief Executive Officer of Jim Walter Resources, you will be responsible for all aspects of the operations of the Corporation’s Jim Walter Resources subsidiary and such other duties as may be assigned to you by the Chairman.

2.                 Your compensation arrangements will be as follows:

                    a) Your base salary will be $413,437 per year (salary grade 22), subject to annual review and adjustment by the Compensation Committee of Walter’s Board of Directors.

                    b) Your annual target bonus under the Walter Industries Executive Incentive Plan (EIP) will be 65% of base pay. The amount of your annual bonus will fluctuate based upon actual performance under Walter’s EIP as in effect from time to time.

                    c) You will receive a special one-time grant of 200,000 non-qualified stock options.  These options will vest at the rate of 1/3 per year over a three-year period and will be subject to the terms of Walter’s Long Term Incentive Plan and your individual stock option agreement.  You will also receive a 2006 award under the LTIP of 9,500 shares of restricted stock, vesting on February 28, 2009.  You will continue to participate in annual awards under the LTIP.

                    d) You will receive a car allowance of $2,000 per month, subject to usual withholding taxes.

3.                 You will have the right to allocate up to 100,000 non-qualified stock options to members of your senior management team.

4.                 Your supplemental pension plan balance will be funded in a rabbi trust, which will pay out to you upon your retirement or upon a change in control.  It shall not be considered a change in control if the Company undergoes a strategic realignment of its businesses (such as a split-up or spin-off transaction), with or without a shareholder vote, and you remain the chief executive officer of Jim Walter Resources with the same compensation arrangements that existed prior to such strategic realignment.

5.                 In the event of your involuntary termination, other than for “cause”, or your resignation following a significant diminution in pay or responsibilities, you will be eligible for the following severance benefits:

                                                             a) Eighteen months of base salary continuation at the rate in effect at the date of termination, plus a pro rata bonus for the portion of the fiscal year actually worked computed in accordance with plan terms to the date of termination, plus twelve months of additional bonus computed at the target level at the date of termination.

                                                             b) Continuing fringe benefits for the duration of your base salary payments (18 months) and participation in the Company’s group life and health programs to the extent such plans permit continuing participation. In any event, health and life insurance will continue for the period of your contractual salary severance payments, but not beyond the availability of such insurance from a subsequent employer. The COBRA election period will not commence until the expiration of coverage under the Walter Industries plans.

6.                 You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with Walter Industries, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, result from or are suggested by any work you may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company. You hereby assign to the Company your entire right and interest it any such Development, and will hereafter execute any documents in connection therewith that the company may reasonably request. This section does not apply to any inventions that you made prior to your employment by the Company, or to any inventions that you develop entirely on your own time without using any of the Company’s equipment, supplies, facilities or the Company’s or its customers’ confidential information and which do not relate to the Company’s business, anticipated research and development, the work you have performed for the Company.

7.                 As an inducement to Walter Industries to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services, and that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

8.                 You acknowledge and agree that you will respect and safeguard Walter Industries property, trade secrets and confidential information. You acknowledge that the Company’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property. In the event that you leave the employ of the Company, will not disclose any trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including, without limitation, a subsequent employer, or use such information in any manner.

9.                 During the term of your employment and for a period of three years after termination of your employment, you shall not: (i) directly or indirectly act in concert or conspire with any person employed by the Company in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity which you knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on; or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity which you know (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, you may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).

10.               Definitions

                                                             (a)  “Cause” shall mean your (i) conviction or guilty plea of a felony involving fraud or dishonesty, (ii) theft or embezzlement of property from the company (iii) willful and continued refusal to perform the duties of your position (other than any such failure resulting from your incapacity due to physical or mental illness) or (iv) fraudulent preparation of financial information of the Company.

                                                             (b) For purposes of this agreement, a significant diminution in pay or responsibilities shall not have occurred if (i) the amount of your bonus or equity opportunity fluctuates due to performance considerations under the company’s bonus and long term incentive plans in effect from time to time, (ii) the Company undergoes a strategic realignment of its businesses (such as a split-up or spin-off transaction), with or without a shareholder vote, and you remain the chief executive officer of Jim Walter Resources with the same compensation arrangements that existed prior to such strategic realignment or (iii) you are transferred to a position of comparable responsibility and compensation with the company, even though that position may report to an officer who in turn reports to the Chairman of the Board.

11.               In the event that any portion of any payment under this Agreement, or under any other agreement with, or plan of the Company (in the aggregate, “Total Payments”)

would constitute an “excess parachute payment,” such that a golden parachute excise tax is due, the Company shall provide to you, in cash, an additional payment in an amount sufficient to cover the full cost of any excise tax and all of your additional federal, state, and local income, excise, and employment taxes that arise on this additional payment (cumulatively, the “Full Gross-Up Payment”), such that you are in the same after-tax position as if you had not been subject to the excise tax. For this purpose, you shall be deemed to be in the highest marginal rate of federal, state, and local income taxes in the state and locality of your residence on the date of your termination. This payment shall be made as soon as possible following the date of your termination, but in no event later than ten (10) calendar days from such date.  For purposes of this Agreement, the term “excess parachute payment” shall have the meaning assigned to such term in Section 280G of the Internal Revenue Code, as amended (the “Code”), and the term “excise tax” shall mean the tax imposed on such excess parachute payment pursuant to Sections 280G and 4999 of the Code.

12.               It is agreed and understood that this letter, if and when accepted, shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company.

If you are in agreement with the foregoing terms, please sign and return one copy of this letter, and retain one for your records.

Very truly yours,

/s/ Gregory E. Hyland
Gregory E. Hyland

Agreed and Accepted:

/s/ George Richmond
George Richmond

March 13, 2006
Date